CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 29, 2018, relating to the financial statements and financial highlights of Vident International Equity Fund, Vident Core U.S. Equity Fund, Vident Core U.S. Bond Strategy ETF, Loncar Cancer Immunotherapy ETF, Loncar China BioPharma ETF and Deep Value ETF, each a series of ETF Series Solutions, for the year or period ended August 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
December 21, 2018